Preliminary Terms To prospectus dated January 25, 2006, and Amendment No. 1 to prospectus supplement for leveraged index-linked securities dated July 25, 2007	Preliminary Terms No. 525 Registration Statement No. 333-131266 Dated February 19, 2008; Rule 433

Structured Investments
Morgan Stanley
$
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index due March 6, 2009

General
•
The notes are designed for investors who seek a return at maturity of twice the appreciation of each underlying index in a weighted basket of three international buffered return enhanced components, consisting of the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index, each of which is subject to a different maximum return as described below. Investors should be willing to forgo interest and dividend payments and, if one or more of the Underlying Indices declines by sufficiently more than 10%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Morgan Stanley maturing March 6, 2009.†
•	Minimum purchase of $20,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about February 22, 2008 and are expected to settle on or about February 29, 2008.

Key Terms
Basket/Basket Components:
The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket Component,” and together, the “Basket Components”), each linked to an international index (each an “Underlying Index,” and together, the “Underlying Indices”) as set forth below:

Underlying Index	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return*	Downside Leverage Factor
Dow Jones EURO STOXX 50® Index (“SX5E”)	45%	10%	2	17.40%	1.1111
FTSETM 100 Index (“UKX”)	30%	10%	2	17.20%	1.1111
Nikkei 225 Index (“NKY”)	25%	10%	2	17.74%	1.1111

* The actual Maximum Return for each Basket Component will be set on the pricing date and will not be less than the applicable percentage set forth in the table above. The maximum payment at maturity on the notes, based on the percentages set forth above, is $1,174.30 per $1,000 principal amount note.

Payment at Maturity:
The amount you will receive at maturity is based on the Basket Return, which in turn is based on the separate performances of the Basket Components. At maturity, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of such Basket Component.
Component Return:	The Component Return for each Basket Component will be calculated as follows:
Ending Underlying Index Level	Component Return
is greater than the Starting Underlying Index Level	Underlying Index Return x Upside Leverage Factor, subject to the Maximum Return
is equal to the Starting Underlying Index Level or less than the Starting Underlying Index Level by not more than the Buffer Amount	0
is less than the Starting Underlying Index Level by more than the Buffer Amount	(Underlying Index Return + Buffer Amount) x Downside Factor

For each Basket Component, if the Ending Underlying Index Level for the applicable Underlying Index declines from the Starting Underlying Index Level for such Underlying Index by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Maximum Return:
With respect to each Basket Component, a percentage that we will determine on the pricing date and that will not be less than the respective percentage set forth above under “Basket/Basket Components.” For example, if the Underlying Index Return for the SX5E Index is more than 8.7%*, the applicable Component Return will be equal to the applicable Maximum Return, or 17.40%*.

Underlying Index Return:	With respect to each Underlying Index, the performance of the Underlying Index from the Starting Underlying Index Level to the Ending Underlying Index Level, calculated as follows:
Ending Underlying Index Level – Starting Underlying Index Level Starting Underlying Index Level
Starting Underlying Index Level:	With respect to each Underlying Index, the closing level of the Underlying Index on the pricing date.
Ending Underlying Index Level:	With respect to each Underlying Index, the arithmetic average of the closing levels of the Underlying Index on each of the Averaging Dates.
Averaging Dates†:	February 25, 2009, February 26, 2009, February 27, 2009, March 2, 2009 and March 3, 2009
Maturity Date†:	March 6, 2009
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174463U1
†	Subject to postponement in the event of a market disruption event as described in the accompanying prospectus supplement for leveraged index-linked securities.

Investing in the Notes Linked to a Basket Consisting of Buffered Return Enhanced Components involves a number of risks.  See “Risk Factors” beginning on page S-20 of the accompanying prospectus supplement for leveraged index-linked securities and “Selected Risk Considerations” beginning on page 5 of these preliminary terms.
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for leveraged index-linked securities) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for leveraged index-linked securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement for leveraged index-linked securities and these preliminary terms if you so request by calling toll-free 1-800-584-6837.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying prospectus supplement for leveraged index-linked securities and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Company
Per note	$1,000	$	$
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $ per note, and the placement agents with respect to sales made to such accounts will forego any fees.
(2)	Please see "Supplemental Plan of Distribution" in these preliminary terms for information about fees.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan
Placement Agent
February 19, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read these preliminary terms together with the prospectus dated January 25, 2006, as supplemented by Amendment No. 1 to the prospectus supplement for leveraged index-linked securities dated July 25, 2007.  These Notes Linked to a Basket Consisting of Buffered Return Enhanced Components are an issuance of our leveraged index-linked securities and their terms are further described in the prospectus supplement for leveraged index-linked securities.  These preliminary terms, together with the documents listed below, contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement for leveraged index-linked securities, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Amendment No. 1 to Prospectus Supplement for Leveraged Index-Linked Securities dated July 25, 2007:
http://www.sec.gov/Archives/edgar/data/895421/000095010307001901/dp06401e_424b2.htm

•	Prospectus dated January 25, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

What Is the Underlying Index Return for Each Underlying Index and the Corresponding Component Return Assuming a Range of Performance for Each Underlying Index?

The following table illustrates the hypothetical Underlying Index Return for each Underlying Index and the corresponding Component Return for each Basket Component. The hypothetical Underlying Index Returns and Component Returns set forth below assume Starting Underlying Index Levels of 4,000, 6,000 and 13,000 for the SX5E, the UKX and the NKY, respectively, and a Maximum Return of 17.40%, 17.20% and 17.74% for the Basket Components linked to the SX5E, the UKX and the NKY, respectively. The hypothetical Underlying Index Returns and Component Returns set forth below are for illustrative purposes only and may not be the actual Underlying Index Returns and Component Returns applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

SX5E			UKX			NKY
Ending Underlying Index Level	Underlying Index Return	Component Return	Ending Underlying Index Level	Underlying Index Return	Component Return	Ending Underlying Index Level	Underlying Index Return	Component Return
7,200.00	80.00%	17.40%	10,800.00	80.00%	17.20%	23,400.00	80.00%	17.74%
6,600.00	65.00%	17.40%	9,900.00	65.00%	17.20%	21,450.00	65.00%	17.74%
6,000.00	50.00%	17.40%	9,000.00	50.00%	17.20%	19,500.00	50.00%	17.74%
5,600.00	40.00%	17.40%	8,400.00	40.00%	17.20%	18,200.00	40.00%	17.74%
5,200.00	30.00%	17.40%	7,800.00	30.00%	17.20%	16,900.00	30.00%	17.74%
4,800.00	20.00%	17.40%	7,200.00	20.00%	17.20%	15,600.00	20.00%	17.74%
4,400.00	10.00%	17.40%	6,600.00	10.00%	17.20%	14,300.00	10.00%	17.74%
4,360.00	9.00%	17.40%	6,540.00	9.00%	17.20%	14,170.00	9.00%	17.74%
4,348.00	8.70%	17.40%	6,516.00	8.60%	17.20%	14,153.10	8.87%	17.74%
4,240.00	6.00%	12.00%	6,360.00	6.00%	12.00%	13,780.00	6.00%	12.00%
4,200.00	5.00%	10.00%	6,300.00	5.00%	10.00%	13,650.00	5.00%	10.00%
4,000.00	0.00%	0.00%	6,000.00	0.00%	0.00%	13,000.00	0.00%	0.00%
3,800.00	-5.00%	0.00%	5,700.00	-5.00%	0.00%	12,350.00	-5.00%	0.00%
3,600.00	-10.00%	0.00%	5,400.00	-10.00%	0.00%	11,700.00	-10.00%	0.00%
3,200.00	-20.00%	-11.11%	4,800.00	-20.00%	-11.11%	10,400.00	-20.00%	-11.11%
2,800.00	-30.00%	-22.22%	4,200.00	-30.00%	-22.22%	9,100.00	-30.00%	-22.22%
2,400.00	-40.00%	-33.33%	3,600.00	-40.00%	-33.33%	7,800.00	-40.00%	-33.33%
2,000.00	-50.00%	-44.44%	3,000.00	-50.00%	-44.44%	6,500.00	-50.00%	-44.44%
1,600.00	-60.00%	-55.56%	2,400.00	-60.00%	-55.56%	5,200.00	-60.00%	-55.56%
1,200.00	-70.00%	-66.67%	1,800.00	-70.00%	-66.67%	3,900.00	-70.00%	-66.67%
800.00	-80.00%	-77.78%	1,200.00	-80.00%	-77.78%	2,600.00	-80.00%	-77.78%
400.00	-90.00%	-88.89%	600.00	-90.00%	-88.89%	1,300.00	-90.00%	-88.89%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%
2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth on the previous page, including the underlying assumptions described on the previous page. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: Each Underlying Index increases but not above the applicable Maximum Return.

The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Index Level of 4,000 to an Ending Underlying Index Level of 4,240, the FTSE™ 100 Index increases from a Starting Underlying Index Level of 6,000 to an Ending Underlying Index Level of 6,300, and the level of the Nikkei 225 Index increases from a Starting Underlying Index Level of 13,000 to an Ending Underlying Index Level of 14,040. Because the Ending Underlying Index Level of each Underlying Index is greater than its Starting Underlying Index Level, and each of the Underlying Index Return of 6.00% for the Dow Jones EURO STOXX 50® Index, 5.00% for the FTSE™ 100 Index and 8.00% for the Nikkei 225 Index, each multiplied by 2, does not exceed the applicable Maximum Return of 17.40%, 17.20% and 17.74%, respectively, the Basket Return is calculated as follows:

[(6% x 2) x 45%] + [(5% x 2) x 30%] + [(8% x 2) x 25%] = 12.40%

Accordingly, the investor receives a payment at maturity of $1,124.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 12.40%) = $1,124.00

Example 2: Each Underlying Index increases above the applicable Maximum Return.

The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Index Level of 4,000 to an Ending Underlying Index Level of 4,800, the FTSE™ 100 Index increases from a Starting Underlying Index Level of 6,000 to an Ending Underlying Index Level of 7,800, and the level of the Nikkei 225 Index increases from a Starting Underlying Index Level of 13,000 to an Ending Underlying Index Level of 18,200. Because the Ending Underlying Index Level of each Underlying Index is greater than its Starting Underlying Index Level, and each of the Underlying Index Return of 20.00% for the Dow Jones EURO STOXX 50® Index, 30.00% for the FTSE™ 100 Index and 40.00% for the Nikkei 225 Index, each multiplied by 2, exceeds the applicable Maximum Return of 17.40%, 17.20% and 17.74%, respectively, the Basket Return is calculated using the applicable Maximum Returns as follows:

(17.40% x 45%) + (17.20% x 30%) + (17.74% x 25%) = 17.43%

Accordingly, the investor receives a payment at maturity of $1,174.30 per $1,000 principal amount note, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x 17.43%) = $1,174.30

Example 3: Each Underlying Index increases and one increases above the applicable Maximum Return.

The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Index Level of 4,000 to an Ending Underlying Index Level of 4,400, the FTSE™ 100 Index increases from a Starting Underlying Index Level of 6,000 to an Ending Underlying Index Level of 6,360, and the level of the Nikkei 225 Index increases from a Starting Underlying Index Level of 13,000 to an Ending Underlying Index Level of 13,520. Because the Ending Underlying Index Level of each Underlying Index is greater than its Starting Underlying Index Level, and the Underlying Index Return of 10.00% for the Dow Jones EURO STOXX 50® Index multiplied by 2 exceeds the applicable Maximum Return of 17.40%, while each of the Underlying Index Return of 6.00% for the FTSE™ 100 Index and 4.00% for the Nikkei 225 Index, each multiplied by 2, does not exceed the applicable Maximum Return of 17.20% and 17.74%, respectively, the Basket Return is calculated as follows:

(17.40% x 45%) + [(6% x 2) x 30%] + [(4% x 2) x 25%] = 13.43%

Accordingly, the investor receives a payment at maturity of $1,134.30 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 13.43%) = $1,134.30
3

Example 4: Each Underlying Index decreases by less than the applicable Buffer Amount.

The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Index Level of 4,000 to an Ending Underlying Index Level of 3,600, the FTSE™ 100 Index decreases from a Starting Underlying Index Level of 6,000 to an Ending Underlying Index Level of 5,400, and the level of the Nikkei 225 Index decreases from a Starting Underlying Index Level of 13,000 to an Ending Underlying Index Level of 11,700. Because the Ending Underlying Index Level of each Underlying Index is less than its Starting Underlying Index Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 5: One Underlying Index increases above the applicable Maximum Return and the other two decrease below the applicable Buffer Amount.

The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Index Level of 4,000 to an Ending Underlying Index Level of 5,600, the FTSE™ 100 Index decreases from a Starting Underlying Index Level of 6,000 to an Ending Underlying Index Level of 4,800, and the level of the Nikkei 225 Index decreases from a Starting Underlying Index Level of 13,000 to an Ending Underlying Index Level of 7,800. Because the Ending Underlying Index Level of the Dow Jones EURO STOXX 50® Index is greater than its Starting Underlying Index Level, the Underlying Index Return of 40.00% for the Dow Jones EURO STOXX 50® Index multiplied by 2 exceeds the applicable Maximum Return of 17.40%.  Consequently, the significant increase of the Dow Jones EURO STOXX 50® Index above the Maximum Return is not available to offset the declines in the two other indices, and the Maximum Return related to the Dow Jones EURO STOXX 50® Index is wholly offset by the fact that the Ending Underlying Index Level of each of the other Underlying Indices is less than its Starting Underlying Index Level by more than 10%.  Despite the 40.00% increase in the Dow Jones EURO STOXX 50® Index, the Basket Return is negative, calculated as follows:

(17.40% x 45%) + {[(−20% + 10%) x 1.1111] x 30%} + {[(−40% + 10%) x 1.1111] x 25%} = −3.837%

Accordingly, the investor receives a payment at maturity of $961.63 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x −3.837%) = $961.63

Example 6: Each Underlying Index decreases below the applicable Buffer Amount.

The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Index Level of 4,000 to an Ending Underlying Index Level of 2,800, the FTSE™ 100 Index decreases from a Starting Underlying Index Level of 6,000 to an Ending Underlying Index Level of 4,800, and the level of the Nikkei 225 Index decreases from a Starting Underlying Index Level of 13,000 to an Ending Underlying Index Level of 7,800. Because the Ending Underlying Index Level of each Underlying Index is less than its Starting Underlying Index Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 45%} + {[(-20% + 10%) x 1.1111] x 30%} +

{[(-40% + 10%) x 1.1111] x 25%} = -21.666%

Accordingly, the investor receives a payment at maturity of $783.34 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -21.666%) = $783.34

Example 7: One Underlying Index decreases by less than the applicable Buffer Amount and the other two decrease below the applicable Buffer Amount.

The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Index Level of 4,000 to an Ending Underlying Index Level of 2,800, the FTSE™ 100 Index decreases from a Starting Underlying Index Level of 6,000 to an Ending Underlying Index Level of 5,700, and the level of the Nikkei 225 Index decreases from a Starting Underlying Index Level of 13,000 to an Ending Underlying Index Level of 7,800. Because the Ending Underlying Index Level of the FTSE™ 100 Index is less than its Starting Underlying Index Level by not more than 10% and the Ending Underlying Index Level of each of the other Underlying Indices is less than its Starting Underlying Index Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 45%} + 0% + {[(-40% + 10%) x 1.1111] x 25%} = -18.333%

Accordingly, the investor receives a payment at maturity of $816.67 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -18.333%) = $816.67
4

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Index Return for each Underlying Index by two, up to the Maximum Return of 17.40% for the SX5E, 17.20% for the UKX and 17.74% for the NKY. Accordingly, your maximum payment at maturity is $1,174.30 for every $1,000 principal amount note. The actual Maximum Return for each Underlying Index will be set on the pricing date and will not be less than 17.40%, 17.20% and 17.74%, respectively. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Underlying Index Level of each Underlying Index, as compared to the applicable Starting Underlying Index Level, of up to 10%. If the Ending Underlying Index Level of an Underlying Index declines by more than 10%, for every 1% decline of the Underlying Index beyond 10%, the Component Return for the Basket Component linked to such Underlying Index will be reduced by 1.1111%.

•
DIVERSIFICATION AMONG THE UNDERLYING INDICES – Because the Basket Component linked to the Dow Jones Euro STOXX 50 Index makes up 45% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the Dow Jones Euro STOXX 50 Index.

The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the Dow Jones Euro STOXX 50® Index, the FTSE 100 Index and the Nikkei 225 Index, respectively.  The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain.  It is a free float adjusted market capitalization index representing the largest companies of the aforementioned countries across all market sectors.  The notes are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto.  The FTSETM 100 Index, which is calculated, published and disseminated by FTSE International Limited (“FTSE”), is a free float adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange Plc.  The Nikkei 225 Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange.  It is a modified price-weighted average of 225 Japanese companies representing a broad cross-section of Japanese industries.  For additional information about each Underlying Index, see the information set forth under “Underlying Indices and Underlying Index Publishers Information— Dow Jones EURO STOXX 50® Index,” “—FTSETM 100 Index” and “—Nikkei 225 Index” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

•
CAPITAL GAINS TAX TREATMENT– You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, which contains the opinion of our special tax counsel, Davis Polk & Wardwell, with respect to the tax consequences of an investment in the notes.  Under current law and based on that opinion, subject to the conditions and limitations set forth in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, we believe that it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, even if you are an initial purchaser of notes at a price that is below the principal amount of the notes. The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

5

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Underlying Indices or any of the component stocks of the Underlying Indices.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement for leveraged index-linked securities.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Underlying Indices and will depend on whether, and the extent to which, the Underlying Index Returns are positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Ending Underlying Index Level for any Underlying Index beyond the 10% buffer as compared to the Starting Underlying Index Level.

•
THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED TO THE APPLICABLE MAXIMUM RETURN – If the Ending Underlying Index Level of a Underlying Index is greater than its Starting Underlying Index Level, the Component Return for the Basket Component linked to such Underlying Index will not exceed a predetermined percentage, regardless of the appreciation in the Underlying Index, which may be significant. As a result, increases in any Underlying Index above this percentage will not contribute to the overall Basket Return or be available to offset declines in any other Underlying Index. We refer to this percentage for each Basket Component as a Maximum Return, which will be set on the pricing date and will not be less than 17.40%, 17.20% and 17.74% for the SX5E, the UKX and the NKY, respectively. Assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth in the immediately preceding sentence, your payment at maturity will not exceed $1,174.30 for each $1,000 principal amount note.

•
CHANGES IN THE VALUES OF THE UNDERLYING INDICES MAY OFFSET EACH OTHER  – Price movements in the Underlying Indices may not correlate with each other. At a time when the value of one or more of the Underlying Indices increases, the value of the other Underlying Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Underlying Indices may be moderated, or wholly offset, by lesser increases or declines in the level of the other Underlying Index or Underlying Indices. For example, assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth on the front cover of this term sheet, the negative Component Return resulting from approximately a 29.192% decline in the Ending Underlying Index Level of the SX5E, as compared to its Starting Underlying Index Level, would more than offset the positive Component Returns resulting from any and all appreciation in both the UKX and the NKY, which appreciation may be significant.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY  – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which affiliates of Morgan Stanley will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES DO NOT PAY INTEREST – Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Underlying Indices would have.

•
ADJUSTMENTS TO THE UNDERLYING INDICES COULD ADVERSELY AFFECT THE VALUE OF THE NOTES – STOXX® Limited, the publisher of the SX5E, is responsible for calculating and maintaining the SX5E.  FTSE International Limited, the publisher of the UKX, is responsible for calculating and maintaining the UKX. Nikkei Digital Media, Inc., the publisher of the NKY, is responsible for calculating and maintaining the NKY. The publisher of any of the Underlying Indices can add, delete or substitute the stocks underlying the respective Underlying Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the respective Underlying Index. Any of these actions could adversely affect the value of the notes.

6

•
THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES – The underlying stocks that constitute the Underlying Indices have been issued by companies in various foreign countries.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES – The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Underlying Indices are denominated, although any currency fluctuations could affect the performance of the Underlying Indices.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Affiliates of Morgan Stanley intend to offer to purchase the notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which affiliates of Morgan Stanley are willing to buy the notes.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING INDICES – Investing in the notes is not equivalent to investing in the Underlying Indices or their component stocks.  Because the Ending Underlying Index Level is based on the closing level of the Underlying Indices on the five Averaging Dates, it is possible for the Ending Underlying Index Level to be lower than the Starting Underlying Index Level even if the value of the Underlying Index at maturity is higher than the Starting Underlying Index Level.  A decrease in the Underlying Index value on any one Averaging Date could more than offset any increases in the Underlying Index value on other Averaging Dates.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES  – In addition to the level of the Underlying Indices on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Indices;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Underlying Indices;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE OFFERING OF THE NOTES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes, the offering of the notes will be terminated.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the pricing date and on the Averaging Dates could adversely affect the value of the Underlying Indices and, as a result, could decrease the amount you may receive on the notes at maturity.
7

Historical Information

The following graphs show the historical weekly performance of each Underlying Index from January 4, 2002 through February 15, 2008. The closing level of the SX5E on February 15, 2008 was 3,719.28. The closing level of the UKX on February 15, 2008 was 5,787.60. The closing level of the NKY on February 15, 2008 was 13,622.56. We obtained the various Index closing levels of the Underlying Indices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The price sources for determining the Ending Underlying Index Level will be the Bloomberg page “SX5E” for the Dow Jones EURO STOXX 50® Index, “UKX” for the FTSETM 100 Index and “NKY” for the Nikkei 225 Index, or any respective successor page to any of the aforementioned pages.

The historical levels of each Underlying Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of any Underlying Index on any of the Averaging Dates. We cannot give you assurance that the performance of the Underlying Indices will result in the return of any of your initial investment.

Historical Performance of the Dow Jones EURO STOXX 50® Index

Historical Performance of the FTSETM 100 Index
8

Historical Performance of the Nikkei 225 Index

License Agreements

License Agreement between STOXX® Limited and Morgan Stanley.  “Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited and have been licensed for use for certain purposes by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index—License Agreement between STOXX Limited and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

License Agreement between FTSE International Limited and Morgan Stanley.  “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc (“LSE”) and the Financial Times Limited (“FT”) and are used by FTSE International Limited under license.  See “Underlying Indices and Underlying Index Publishers Information—FTSETM 100 Index—License Agreement between STOXX Limited and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley.  As of the issue date of any notes, we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the notes.  Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  See “Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index—License Agreement between NIKKEI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

ERISA

Your purchase of a note in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty  by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “ERISA” in the prospectus supplement for leveraged index-linked securities.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the Company that would not exceed $10 per $1,000 principal amount note.
9